As filed with the Securities and Exchange Commission on August 21, 2003

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

LodgeNet Entertainment Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

46-0371161
(I.R.S. Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD (Address of Principal Executive Offices)	57107 (Zip Code)

LodgeNet Entertainment Corporation
2003 Stock Option and Incentive Plan
(Full Title of the Plans)

Scott C. Petersen, Chief Executive Officer, LodgeNet Entertainment Corporation
3900 West Innovation Street, Sioux Falls, SD 57107
(Name and Address of Agent For Service)

(605) 988-1000
Telephone Number, Including Area Code, of Agent For Service

Copies to:
Mark S. Weitz, Esq.
Leonard, Street and Deinard Professional Association
150 South Fifth Street
Suite 2300
Minneapolis, Minnesota 55402
(612) 335-1500

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
	To Be	Price Per	Offering	Registration
Title of Each Class of Securities To Be Registered	Registered(1)	Share(2)	Price(2)	Fee(2)

Common Stock	900,000 shares	$12.565	$11,308,500	$914.86

(1)	Calculated pursuant to General Instruction E to Form S-8.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) by extension of Rule 457(h) and based upon the average of the high and low prices for such stock on the Nasdaq National Market on August 18, 2003.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

Part II.

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

     (a)  The Registrant’s Annual Report on Form 10-K (File No. 000-22334) for the fiscal year ended December 31, 2002.

     (b)  All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

     (c)  The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission under the Exchange Act on September 2, 1993, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     A description of the Registrant’s common stock is contained in a Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 2, 1993.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

     Article Seventh of the Registrant’s Certificate of Incorporation exonerates the Registrant’s directors from personal liability to the Registrant or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, provided that Article Seventh does not eliminate or limit liability for any breach of the directors’ duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the director derived an improper personal benefit. Article Seventh does not eliminate a stockholder’s right to seek non-monetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

     The Registrant maintains directors’ and officers’ liability insurance policies. The Registrant’s by-laws provide for indemnification of the Registrant’s officers and directors to the fullest extent permitted by applicable law.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See attached exhibit index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on this 31st day of July, 2003.

LODGENET ENTERTAINMENT CORPORATION (Registrant)

/s/ Scott C. Petersen SCOTT C. PETERSEN President, Chief Executive Officer and Chairman (Principal Executive Officer)

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Scott C. Petersen and Gary H. Ritondaro, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott C. Petersen Scott C. Petersen	President and Chief Executive Officer (Principal Executive Officer), Chairman and Director	July 31, 2003

/s/ Gary H. Ritondaro Gary H. Ritondaro	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2003

/s/ R. Douglas Bradbury R. Douglas Bradbury	Director	August 19, 2003

/s/ Lawrence Flinn, Jr. Lawrence Flinn, Jr.	Director	August 20, 2003

/s/ Richard R. Hylland Richard R. Hylland	Director	August 1, 2003

/s/ R. F. Leyendecker R. F. Leyendecker	Director	July 31, 2003

/s/ Jarl Mohn Jarl Mohn	Director	July 31, 2003

EXHIBIT INDEX TO FORM S-8

Exhibit
Number	Description

5.1	Opinion of Leonard, Street and Deinard Professional Association regarding the legality of the Common Stock being registered

23.1	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)

23.2	Consent of PriceWaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	LodgeNet Entertainment Corporation 2003 Stock Option and Incentive Plan